Exhibit 10.8

Summary of Executive Incentive Retirement Plan

Guaranty Bancshares, Inc. sponsors a non-qualified, non-contributory Executive Incentive Retirement Plan for the benefit of the Bank’s officers with a title of senior vice president or above, including all of the Company’s named executive officers. This plan provides benefits to such personnel for the attainment of certain performance criteria in various predetermined amounts equal to targeted awards levels as adjusted for annual earnings performance of the Company. Contributions under this plan are granted annually on a deferred basis. Currently, depending on the officer, the Bank contributes between 3.0% and 9.0% of the officer’s salary each year into a deferral account, and each officer’s account balance is further credited each year by an amount equal to our annualized return on equity, subject to a minimum crediting rate of 5.0% and a maximum crediting rate of 13.0%. The Executive Incentive Retirement Plan’s normal retirement benefit is payable following separation from service after reaching age 65, and is payable over 120 months with a 7.5% post retirement interest rate. This plan also provides a death benefit to the participants.